ASSET ACQUISITION AGREEMENT

Between

AIT WIRELESS, INC.

And

INFORMATION ARCHITECTS CORPORATION

Dated September 13, 2005

ASSET ACQUISITION AGREEMENT

THIS ASSET ACQUISITION AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this 19th day of September, 2005 by and between AIT WIRELESS, INC. (ATWL as to this agreement) a Delaware Corporation (hereinafter referred to as “ATWL”) and Information Architects Corporation (IACH as to this agreement) a North Carolina Corporation (hereinafter referred to as "IACH "), upon the following premises:

Premises

WHEREAS, AIT WIRELESS, INC. is a publicly held corporation organized under the laws of Delaware;

      WHEREAS, INFORMATION ARCHITECTS CORPORATION is a publicly held corporation organized under the laws of North Carolina;

WHEREAS, Management of the constituent corporations have determined that it is in the best interest of the parties that ATWL acquire the Oil and Gas Lease with James Thronburg dated August 27, 2001of IACH, as defined in the attached schedules, in exchange for the issuance of certain shares of ATWL (the "Exchange).

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF IACH

As an inducement to, and to obtain the reliance of ATWL, except as set forth on the IACH Schedules (as hereinafter defined), IACH represents and warrants as follows:

Section 1.01 Organization. IACH is a trust duly organized, validly existing, and in good standing under the laws of North Carolina and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of IACH’S documents, or otherwise to authorize the execution and delivery of this Agreement. IACH has full power, authority, and legal right and has taken all action required by law and otherwise to consummate the transactions herein contemplated.

Section 1.01 Title and Related Matters. IACH has good and marketable title to the Oil and Gas Lease with James Thronburg dated August 27, 2001 free and clear of all liens, pledges, charges, or encumbrances.

Section 1.02 Contracts. There are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which IACH is a party which would effect the sale of this asset..

Section 1.03 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which IACH is a party or to which any of its properties or operations are subject.

Section 1.04 Governmental Authorizations. Except as set forth in the IACH Schedules, IACH has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by IACH of this Agreement and the consummation by IACH of the transactions contemplated hereby.
Section 1.05 Valid Obligation. This Agreement and all agreements and other documents executed by IACH in connection herewith constitute the valid and binding obligation of IACH, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ATWL

As an inducement to, and to obtain the reliance of IACH and the IACH Shareholders, ATWL represents and warrants as follows:

Section 2.01 Organization. ATWL is a corporation duly organized, validly existing, and in good standing under the laws of the Delaware and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of ATWL's certificate of incorporation or bylaws. ATWL has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and ATWL has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.
Section 2.02 Information. The information concerning ATWL set forth in this Agreement and the ATWL SEC filings are complete and accurate in all material respects and do not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, ATWL will make available upon request all information relating to matters involving ATWL or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $25,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of ATWL or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on ATWL, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.03 Title and Related Matters. ATWL has good and marketable title to all of its properties, inventory, interest in properties, and assets, real and personal, which are reflected in the most recent ATWL balance sheet or acquired after that date (except properties, inventory, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business). ATWL owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with ATWL'S business.

Section 2.04 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which ATWL is a party or to which any of its assets or operations are subject.

Section 2.05 Governmental Authorizations. ATWL has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by ATWL of this Agreement and the consummation by ATWL of the transactions contemplated hereby.

Section 2.06 Compliance With Laws and Regulations. To the best of its knowledge, ATWL has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of ATWL or except to the extent that noncompliance would not result in the occurrence of any material liability.

Section 2.07 Approval of Agreement. The board of directors of ATWL has authorized the execution and delivery of this Agreement by ATWL

Section 2.08 Material Transactions or Affiliations. Except as disclosed herein and in the ATWL Schedules, there exists no contract, agreement or arrangement between ATWL and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer or director. ATWL has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.
Section 2.09 Valid Obligation. This Agreement and all agreements and other documents executed by ATWL in connection herewith constitute the valid and binding obligation of ATWL, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE III

PLAN OF EXCHANGE

Section 3.01 The Exchange IACH shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, FIFTY-ONE AND ONE HALF PERCENT (51.5%) of the Oil and Gas Lease with James Thronburg dated August 27, 2001 . In exchange for the transfer of SAID Oil and Gas Lease Interest by IACH, ATWL shall issue to IACH: 500,000,000 ATWL Common Shares and 25,000,000 shares of a Preferred series which shall convert at one to one (common to preferred) when said common stock price shall reach one dollar per share.

IACH agrees to dividend directly to IACH shareholders, in ATWL stock shares, not less than 15% of the amount of shares received from this transaction.

For purposes of this Agreement, all accounting terms such as "assets", "tangible", "liabilities", "net income", etc. shall be determined by reference to U.S. generally accepted accounting principles, consistently applied, as interpreted or modified by Regulation S-X promulgated under the Securities Exchange Act of 1934, and shall not include the cumulative effect of accounting changes, changes or additional resulting from the transactions contemplated hereby, changes in accounting principles.

Section 3.02 Closing. The closing ("Closing") of the transactions contemplated by this Agreement, the closing documents, and any other changes or amendments as agreed, shall be on a date and at such time as the parties may agree ("Closing Date") but not later than September 30, 2005 (Closing date), Such Closing shall take place at a mutually agreeable time and place with ATWL.

Section 3.03 Closing Events. At the Closing ATWL and IACH shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby

Section 3.04 Termination. This Agreement may be terminated by the board of directors of either ATWL or IACH at any time prior to the Closing Date. If this Agreement is terminated, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder and each respective party shall bear its own costs.

ARTICLE IV

SPECIAL COVENANTS
Section 4.01 Access to Properties and Records. ATWL and IACH will each afford to the officers and authorized representatives of the other full access to the properties, books and records of ATWL or IACH, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of ATWL or IACH, as the case may be, as the other shall from time to time reasonably request.

Section 4.02 Delivery of Books and Records. IACH shall deliver all paperwork as to the oil and gas leases at closing.

Section 4.03 Third Party Consents and Certificates. ATWL and IACH agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.
Section 4.04 Indemnification.

(a) IACH hereby agrees to indemnify ATWL and each of the officers, agents and directors of ATWL as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

(b) ATWL hereby agrees to indemnify IACH and each of the officers, agents, and directors of IACH and each of the IACH Shareholders as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

MISCELLANEOUS

Section 5.01 Brokers. ATWL and IACH agree that, except for William Craig and Gerald Latulippe there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The consultant herein shall be vested and consulting fees due upon the closing and all fees shall be due and payable as per contracts. ATWL shall pay all fees due said Brokers. The total cost of fees shall not exceed 5% (five percent) of the total value of the transaction and shall be paid via rule 701 of the SEC guidelines, if in effect at the time of the transaction. If Rule 701 does not apply, the fees will be paid to the brokers in AIT shares at a ratio of 500 Common shares to 25 Preferred series shares up to 5% of the original transaction. ATWL and IACH each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 5.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Florida without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States, (b) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 5.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to ATWL, to:	AIT WIRELESS, INC.
3612 - Ventura Drive E
Lakeland, Fl. 33811

If to IACH, to	INFORMATION ARCHITECTS CORPORATION
5229 NW 33rd Avenue
Fort Lauderdale, FL 33309

with copies to:	WILLIAM CRAIG
4960 Rothschild Drive
Coral Springs Fl, 33067

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 5.04 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 5.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 5.06 Third Party Beneficiaries. This contract is strictly between ATWL and IACH, and, except as specifically provided, no director, officer, stockholder (other than the IACH Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 5.07 Expenses. Each of ATWL and IACH will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby. IACH will incur the cost associated with the communication, issuance and redistribution of the ATWL shares for the profit dividend to its shareholders.

Section 5.08 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 5.09 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 5.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 5.11 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 5.12 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

THE REST OF THIS PAGE IS INTENTIONALLY BLANK

SIGNATURE PAGE

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

INFORMATION ARCHITECTS CORPORATION
BY: /s/ Roland Breton
Roland Breton,
Interim CEO
Chief Executive Officer

AIT WIRELESS, INC.
BY: /s/ Ernest Phillips
Ernest Phillips
President